Exhibit 10.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 17, 2014 (this "Agreement"), among Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership ("Parent"), CH Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the stockholders whose names appear on the signature pages of this Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

WHEREAS, as of the date hereof and except as noted on Exhibit A hereto, each Stockholder represents and warrants to Parent that he, she or it owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share ("Company Stock"), of ChyronHego Corporation, a New York corporation (the "Company"), as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Stock and any shares of Company Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (as it may be amended from time to time, the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger"); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that Stockholders enter into this Agreement;

NOW, THEREFORE, intending to be legally bound hereby, the Stockholders hereby agree as follows:

1.  Grant of Proxy.

(a)     During the period commencing with the execution and delivery of this Agreement and expiring upon the termination of this Agreement in accordance with Section 6 (the “Term”), each Stockholder, by this Agreement, with respect to his, her or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder’s Shares (i) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement, (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder’s Shares to be voted in accordance with the foregoing. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST DURING THE TERM. During the Term, each Stockholder will take such further action and will execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder hereby revokes any and all previous proxies or powers of attorney granted with respect to any shares of Company Stock that may have heretofore been appointed or granted with respect to the matters referred to in this Section 1 hereof, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by such Stockholder during the Term. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b)     Notwithstanding anything to the contrary provided in this Agreement, this proxy shall only be effective if the Stockholders fail to appear, or otherwise fail to cause the Shares to be counted as present for purposes of calculating a quorum, at a meeting of the stockholders of the Company that occurs during the Term and at which any of the matters set forth in Section 1(a) are to be considered, and to vote the Shares in accordance with Section 1(a) at such meeting, and the parties hereto hereby acknowledge that the proxy granted hereby shall not be effective for any other purpose. Parent may not exercise this proxy on any matter except as provided above, and the Stockholders may continue to vote their Shares on all other matters.

2.  Transfer of Shares. During the Term, each Stockholder agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his, her or its obligations hereunder, provided, however, that this Section 2 shall not prohibit a transfer of Company Stock by any Stockholder (a) if such Stockholder is an individual, to any member of his or her immediate family, or to a trust for the benefit of Stockholder or any member of his or her immediate family, (b) if such Stockholder is an individual, upon the death of Stockholder, or (c) the consummation by Stockholder of the Rollover (as defined in the Rollover Agreement). Furthermore, nothing herein will be deemed to restrict the ability of any Stockholder to exercise any options held by such Stockholder.

3.  Representations and Warranties of Each Stockholder. Each Stockholder hereby severally represents and warrants to Parent and Purchaser as follows:

(a)     With respect to any Stockholder which is not an individual, such Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b)     With respect to any Stockholder who is an individual, such Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and the execution and delivery of this Agreement does not require any consent from such Stockholder’s spouse or any other person. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c)     The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) if such Stockholder is not an individual, conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (d) have been obtained and all filings and obligations described in subsection (d) have been made, conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of his, her or its obligations pursuant to this Agreement.

(d)     The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act, and the HSR Act, and except where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of his, her or its obligations pursuant to this Agreement.

(e)     With respect to any Stockholder who is an individual, the failure of the spouse, if any, of such Stockholder to be a party or signatory to this Agreement shall not (i) prevent such Stockholder from performing such Stockholder's obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Stockholder in accordance with its terms.

4.  No Solicitation of Transactions. During the Term, none of the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage the submission of, any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal; provided, however, that nothing in this Section 4 shall prevent any Stockholder, in his, her or its capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 6.03 of the Merger Agreement.

5.  Information for Proxy Statement/Schedule 13E-3; Disclosure. Each Stockholder represents and warrants to Parent and Purchaser that none of the information relating to such Stockholder and his, her or its affiliates provided by or on behalf of such Stockholder or his, her or its affiliates for inclusion in the Proxy Statement or Schedule 13E-3 will, at the respective times the Proxy Statement or Schedule 13E-3 is filed with the SEC or is first published, sent or given to Stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Proxy Statement or Schedule 13E-3 and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

6.  Termination. This Agreement, and the obligations of the Stockholders under this Agreement, shall terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) an Adverse Recommendation Change by the Special Committee in compliance with the Merger Agreement, and (iv) the date set forth in any mutual written consent to terminate this Agreement executed by Parent and the Stockholders. Nothing in this Section 6 shall relieve any party of liability for any breach of this Agreement.

7.  Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Shares, and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, and (b) nothing herein will be construed to limit or affect any action or inaction by any Stockholder or any representative of such Stockholder, as applicable, serving on the Board of Directors or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director, officer or employee of the Company or any Subsidiary of the Company.

8.  Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VECTOR CH HOLDINGS (CAYMAN), L.P.

By:	VECTOR CAPITAL PARTNERS IV, L.P., its general partner

By:	VECTOR CAPITAL, L.L.C., its general partner

By:
Name:
Title:

By:	VECTOR CAPITAL, LTD., its general partner

By:
Name:
Title:

CH MERGER SUB, INC.

By:
Name:
Title:

[Signature page to Voting Agreement]

STOCKHOLDERS

Name:
Address:

Name:
Address:

[Signature page to Voting Agreement]

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Officer, Director, or 5% Shareholder	Number of Shares	Number of Options	Number of RSUs
Johan Apel	5,297,564	700,000	-
Dawn Johnston	44,225	79,668	-
Soren Kjellin	2,421,711	306,250	-
Susan Clark-Johnson	127,070	-	13,978
Peter F. Frey	245,468	30,000	16,308
Christopher R. Kelly	2,526,837	55,002	16,308
Michael Wellesley-Wesley	1,497,027	-	-
Roger L. Ogden	254,327	40,000	23,297
Robert A. Rayne ● LMS Tiger Investments Ltd. ● Westpool Investment Trust plc ● Lion Investments Limited	194,872 1,238,464 1,410,720 134,680	-	-
Henrik Sundberg ● Stella Capital Advisors	14,036 548,972	-	13,978
Michael C. Wheeler	113,784	50,835	13,978
Kevin Prince	22,413	180,000	-
Kathleen Power	102,859	130,000	-
Jesper Gawell	648,563	75,000	-
Stefan Fjellsten	3,515,900	450,000	-